NEWS

2530 Meridian Parkway
Durham, NC 27713
(919) 806-4722
www.emrise.com

CONTACT:

Allen & Caron Inc

Rene Caron (investors)

Len Hall (media)

(949) 474-4300

rene@allencaron.com

len@allencaron.com

EMRISE ANNOUNCES AUDITED 2013 FOURTH QUARTER AND YEAR-END Results

Files 2013 Annual Report on Form 10-K with SEC

DURHAM, NC – April 15, 2014 – EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced its audited financial results for the fourth quarter and year ended December 31, 2013. EMRISE also announced that it filed its 2013 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) today in compliance with the previously disclosed 15-day, 12b-25 extension it filed on March 31, 2014.

Overall net sales in the 2013 fourth quarter were $9.5 million compared to $9.7 million in the 2012 fourth quarter, and were up approximately 43 percent from the third quarter of 2013. Overall net sales in 2013 were $31.9 million compared to $34 million in the prior year.

Chairman and CEO Carmine T. Oliva said, “While we faced a number of challenges in 2013, our performance bounced back in the fourth quarter, and we believe there are a number of reasons to be encouraged. The rate of incoming orders continues to be strong and we recorded year over year increases in operating income in both periods and a profit for the fourth quarter. Operating expenses in 2013 declined year over year 10 percent and 6 percent, respectively, for the quarter and the year and gross margin in 2013 improved from the prior year. Also, even though there was a considerable increase in net sales in the fourth quarter compared to the 2013 third quarter, because of our strong order rate we ended the year with a solid backlog. The backlog at the end of 2013 was $25.7 million, up from $23.1 million in the 2013 third quarter and $22.6 million at the end of 2012. We believe the year-over-year operating improvements in key areas of our business for the fourth quarter and year demonstrate our continued commitment to improving our financial results.”

Income from operations in the 2013 fourth quarter was $664,000, compared to income from operations of $495,000 in the fourth quarter of 2012. Income from operations for the 2013 full year was $249,000, an improvement of $304,000 from loss from operations of $55,000 in 2012. Operating expenses in the 2013 fourth quarter and year were $2.2 million and $9.5 million, respectively, compared to $2.5 million and $10.1 million, respectively, for the same periods in 2012.

The Company’s overall gross margin in the fourth quarter of 2013 was 30.1 percent, compared to 31.2 percent in the prior year’s fourth quarter. Overall gross margin in 2013 was 30.5 percent, up from 29.4 percent in 2012.

Electronic Devices Segment

Net sales of EMRISE’s Electronic Devices segment in the 2013 fourth quarter were $6.7 million compared to $6.6 million in the prior year’s fourth quarter. Net sales in the Electronic Devices segment for the 2013 full year were $21.7 million compared to $24 million in 2012. The year-over-year decline in 2013 net sales in the Electronic Devices segment was primarily due to a substantial decrease in sales of RF (Radio Frequency) devices throughout 2013 because of project timing delays.

Oliva noted that even though sales of RF products slowed in 2013, the total orders received in 2013 exceeded the orders received in 2012 by 68 percent, reinforcing the Company’s belief that RF product sales will be stronger in 2014. Additionally, in February 2014, the Company announced that it had received orders for RF products totaling more than $1.1 million from two longstanding customers.

“Based on our rate of incoming orders and the size and quality of our backlog, we are encouraged by the outlook for business in our Electronic Devices segment,” Oliva added. “We have an excellent In-Flight Entertainment and Connectivity (IFE&C) customer base and the market outlook for this key market continues to be strong. As a result, we remain confident about our prospects for future business from this growing market. We also have a strong backlog of Military orders for the engineering, design and production of electronic devices that will generate increased future sales.”

Communications Equipment Segment

Communications Equipment net sales in the 2013 fourth quarter were $2.8 million, compared to $3.1 million in the fourth quarter of 2012; however, sales for the quarter were up sequentially nearly 64 percent from the third quarter of 2013. Even though net sales in this segment were weak in the 2013 third quarter, and there was a year-over-year decline in net sales in the fourth quarter of 2013 due to project timing issues, net sales in the Communications Equipment segment for the 2013 full year were $10.2 million, up from $10.0 million in 2012.

The Company’s French business unit continues to see demand increase for its communications products and it ended the 2013 fourth quarter with a strong backlog despite continued weakness in the U.S. market, which is due in part to continued weakness in infrastructure spending in the U.S. by telecommunications companies and the U.S. government for timing and synchronization products.

“Sales in Europe and North Africa of our French Network Access products in the 2013 fourth quarter continued to be strong due primarily to an increase in orders in the 2013 third and fourth quarters,” Oliva added. “As a result, we believe the French business unit’s growing backlog of orders can drive stronger performance in the Communications Equipment Segment in upcoming quarters.”

Net Income (Loss), Backlog, Balance Sheet Data and Adjusted EBITDA

Net income in the fourth quarter of 2013 was $621,000, or $0.06 per basic and diluted share, compared to net income for the 2012 fourth quarter of $466,000, or $0.04 per basic and diluted share.

Net loss in 2013 was $392,000, or $0.04 loss per basic and diluted share, compared to net income 2012 of $94,000, or $0.01 per basic and diluted share. Net income in 2012 included a gain on the extinguishment of debt of $275,000 and other income of $522,000 which included a non-recurring insurance receipt of $473,000 for the settlement of a fire insurance claim. There were no such gains recorded in 2013. After adjusting the 2012 results for the above mentioned gains, net loss in 2012 would have been $703,000, which would be a year-over-year reduction in the 2013 net loss of $311,000.

Backlog at the end of 2013 was $25.7 million compared to $23.1 million at the end of the 2013 third quarter and $22.6 million at December 31, 2012. The Company currently has a large backlog of orders for its Electronic Devices segment, and it believes it will see moderate sales increases in this segment during 2014 as it ships those orders to meet customer delivery schedules. Management, however, recognizes that there can be a risk that customers may seek to delay either production or deliveries for many reasons.

As of December 31, 2013, the Company’s cash and cash equivalents were $1.2 million, compared to cash and cash equivalents of $1.5 million on December 31, 2012. Total assets were $26.5 million, total debt obligations were $6.5 million and stockholders’ equity was $11.2 million at the end of 2013, compared to total assets of $24.4 million, total debt obligations of $5.1 million and stockholders’ equity of $11.1 million at the end of 2012.

For the 2013 full year, Adjusted EBITDA was $751,000 compared to Adjusted EBITDA of $373,000 in 2012.

Additionally, EMRISE recently paid ahead of schedule and in full the remaining principal and interest balances of the two notes originally held by the previous owners of the Company’s former subsidiary Advanced Control Components, Inc. The cash used to pay off these notes came from a combination of current cash flow and lower cost, long term bank debt. Details of the payoff of the notes are in Note 21 of Subsequent Events, in the Financial Section of the Company’s 2013 Form 10-K.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company's ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. Reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

Conference Call

Based on recommendations of Company advisors, EMRISE will not be conducting a conference call in conjunction with the release of its audited financial results for the year-ended December 31, 2013. EMRISE, however, may again decide to conduct conference calls in the future.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company's Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity (IFE&C) systems is a primary growth driver for the Company's Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including but not limited to the Company’s belief that there are a number of reasons to be encouraged; the orders for RF products received to date at the end of 2013 exceeded the year-to-date orders at the end of the comparable period in 2012 by 68 percent, reinforcing the Company’s belief that RF product sales will be stronger in 2014; that the outlook for business in its Electronic Devices segment is encouraging; that the IFE&C customer base is robust and the IFE&C order rate and backlog continue to be strong; in its prospects for future business from the growing IFE&C market; that it has a strong backlog of Military orders for the engineering, design and production of electronic devices; that the outlook for EMRISE to generate increased future sales in the Military remains strong; that orders for and sales of EMRISE’s French Network Access products in Europe and North Africa continue to be strong; that the French business unit’s growing backlog of orders can drive stronger performance in upcoming quarters; that it has a large backlog of orders for its Electronic Devices segment and will see moderate sales increases in that segment during the remainder of 2014 as it ships those orders to meet customer delivery schedules; and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings; whether the Company can meet its term debt obligations; whether global economic conditions will have a further negative impact on the Company's sales and/or, overall operations; the impact on the Company’s consolidated results of fluctuations in currency exchange rate of the U.S. dollar against the British Pound Sterling and the Euro; inability to develop new products; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; or unexpected delays which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the “Risk Factors” section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2013, which will be filed today, April 15, 2014, the Company’s Quarterly Reports on Form 10-Q, its recent Current Reports on Form 8-K, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Audited)

(in thousands, except per share amounts)

	Year Ended December 31,
	2013	2012
Net sales	$31,898	$34,047
Cost of sales	22,183	24,041
Gross profit	9,715	10,006

Operating expenses:
Selling, general and administrative	8,334	8,794
Engineering and product development	1,132	1,267

Total operating expenses	9,466	10,061
Income (Loss) from operations	249	(55)

Other income/(expense):
Interest income	92	63
Interest expense	(534)	(388)
Other, net	(87)	522
on early extinguishment of debt	-	275
Total other income/(expense), net	(529)	472

Income/(Loss) before income taxes	(280)	417
Income tax provision	112	314
Income/(Loss) from continuing operations	(392)	103

Discontinued operations:
Income from discontinued operations	-	(9)
Income tax provision on discontinued operations	-	-
Income from discontinued operations	-	(9)

Net income/(loss)	$(392)	$94

Weighted average shares outstanding Basic and diluted	10,703	10,688

Income/(Loss) per share:
Basic and diluted

Continuing operations	$(0.04)	$0.01
Discontinued operations	$-	$-
Net income/(loss)	$(0.04)	$0.01

Net income/(loss)	$(392)	$94
Other comprehensive income:
Foreign currency translation adjustment	430	388
Comprehensive income/(loss)	$38	$482

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(Audited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,170	$1,519
Accounts receivable, net of allowances for doubtful accounts of $70 at December 31, 2013 and $75 at December 31, 2012	7,435	6,784
Inventories, net	6,357	7,255
Deferred income taxes	46	128
Prepaid and other current assets	897	1,138
Current assets of assets held for sale	-	-
Total current assets	15,905	16,824

Property, plant and equipment, net	4,475	973
Goodwill	5,283	5,146
Intangible assets other than goodwill, net	457	584
Deferred tax assets	53	59
Restricted cash	-	407
Other assets	286	405
Total assets	$26,459	$24,398

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,201	$2,970
Accrued expenses	4,259	3,759
Lines of credit	1,196	1,122
Current portion of long-term debt	2,672	942
Income taxes payable	36	307
Other current liabilities	261	274
Current liabilities of assets held for sale	-	-
Total current liabilities	11,625	9,374

Long-term debt	2,664	3,033
Deferred income taxes	17	-
Other liabilities	992	896
Total liabilities	15,298	13,303

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares, no shares issued or outstanding	-	-
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,713,337 and 10,683,337 shares issued and outstanding at December 31, 2013 and 2012, respectively	128	128
Additional paid-in capital	44,205	44,177
Accumulated deficit	(31,924)	(31,532)
Accumulated other comprehensive loss	(1,248)	(1,678)
Total stockholders’ equity	11,161	11,095
Total liabilities and stockholders’ equity	$26,459	$24,398

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited, in thousands)

	Year Ended December 31,
($000s)	2013	2012

Net Income from continuing operations	$(392)	$103

Stock based compensation	28	15

Gain on extinguishment of debt	-	(92)

Interest income	(92)	(63)

Interest expense	534	388

Depreciation & Amortization	474	413

Tax provision	112	314

Exceptional income including Insurance proceeds	87	(522)

EBITDA	$751	$373

Use of Non-GAAP Financial Measures In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the EMRISE’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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